Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

DATED AS OF FEBRUARY 22, 2017

BY AND AMONG

INTERNAP CORPORATION

AND

THE PURCHASERS PARTY HERETO

i

SCHEDULES

Schedule 1	List of Purchasers

ii

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, dated as of February 22, 2017 (this “Agreement”), is by and among Internap Corporation, a Delaware corporation (the “Company”), and the parties listed on Schedule 1 hereto as signing this Agreement on behalf of the various purchasers hereunder (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, an aggregate of 23,802,850 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a price of US$1.81 per share, all in accordance with this Agreement; and

WHEREAS, the Shares are being sold in a private placement, without registration under the Securities Act or any other applicable securities Laws, in reliance on one or more exemptions from registration and other requirements thereunder.

In consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Avenir” means Avenir Corporation, on behalf of certain Persons for whose advisory accounts Avenir has investment discretion.

“Avenir Purchasers” means the Persons for which Avenir has investment discretion over such Person’s advisory account who are purchasing Shares pursuant to this Agreement, each of whom shall be a Purchaser for all purposes under this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

“By-Laws” means the Company’s By-Laws, as amended.

“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Related Parties” means the Company’s Affiliates or any direct or indirect equity holders, members, managers, directors, officers, employees, agents, or representatives of the Company or any of its Affiliates (other than the Company).

“Effect” has the meaning set forth in definition of Material Adverse Effect.

“Engagement Letter” has the meaning set forth in Section 6.6(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Documents” has the meaning set forth in Section 3.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means the Credit Agreement dated as of November 26, 2013, by and among the Company, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent, as amended by the First Amendment to Credit Agreement dated as of October 30, 2015, the Second Amendment to Credit Agreement dated as of April 12, 2016 and the Third Amendment to Credit Agreement dated as of January 26, 2017.

“Financial Statements” has the meaning set forth in Section 3.7.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Intellectual Property Rights” means all registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, service names, trade names, Internet domain names and any other intellectual property rights or licenses that are used by the Company or its Subsidiaries in their businesses as presently conducted, including all: (i) databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, development tools, instructions and templates created by or on behalf of the Company or its Subsidiaries; and (ii) inventions, trade dress, logos and designs created by or on behalf of the Company or any of its Subsidiaries.

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“Jefferies” has the meaning set forth in Section 4.5(e).

“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest or other encumbrance.

“Material Adverse Effect” means any state of facts, change, event, violation, inaccuracy, effect, condition, circumstance, occurrence or development (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (i) is materially adverse to the business, operations, properties, results of operations, assets, liabilities or condition (including financial condition) of the Company and its Subsidiaries, taken as a whole, or (ii) prevents the performance by the Company of any of its obligations under this Agreement or any Related Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby; provided, however, that none of the following shall constitute or shall be considered in determining whether there has occurred a Material Adverse Effect: (x) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the Company or its Subsidiaries, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; and (y) any change in Law or GAAP or interpretation thereof after the date of this Agreement, so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate.

“NASDAQ” means The NASDAQ Stock Market LLC (NASDAQ Global Market).

“Non-Avenir Purchasers” means the Purchasers other than the Avenir Purchasers.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or any other entity.

“Preferred Stock” has the meaning set forth in Section 3.6(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser Related Parties” means, with respect to any Purchaser, such Purchasers’ Affiliates or any direct or indirect equity holders, members, managers, directors, officers, employees, agents, or representatives of such Purchaser or any of its Affiliates (other than the Purchaser).

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between the Company and the Purchasers.

“Related Agreements” means, collectively, the Registration Rights Agreement and any other agreements, documents, certificates or instruments delivered pursuant to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means all filings under the Securities Act or under Section 13 or 15(d) of the Exchange Act (including all financial statements, amendments, exhibits and schedules thereto and the results of the Company’s operations and cash flow contained therein) filed by the Company with, or furnished by the Company to, the SEC on or after January 1, 2015.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Stock Plans” means the Internap Corporation 2014 Stock Incentive Plan, 2005 Incentive Stock Plan as amended, 2000 Non-Officer Equity Incentive Plan and 1999 Non-Employee Directors’ Stock Option Plan, as amended, and the equity award inducement grants made to Peter D. Aquino upon his appointment as President and Chief Executive Officer of the Company.

“Subsidiary” has the meaning set forth in Rule 1-02(x) of Regulation S-X promulgated by the SEC.

“Tax” means all federal, state, local, foreign and other taxes, including income, gross receipts, franchise, property, sales, withholding, payroll, use and employment taxes and custom duties, together with any interest or penalties thereon or other similar additions to tax.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Transaction Expenses Cap” means US$100,000.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1           Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company agrees to issue and sell the Shares to the Purchasers and the Purchasers agree, severally and not jointly, to purchase the Shares from the Company at a price of US$1.81 per share for the aggregate purchase price of US$43,083,158.50 (the “Purchase

Price”), as set forth on Schedule 1 hereto; provided however that the obligations the Purchaser to purchase the Shares at the Closing are subject to the satisfaction (or waiver of such condition by the Purchasers) at or prior to the Closing of the following conditions:

(a)          the gross proceeds received by the Company for the Shares sold pursuant to this Agreement shall be no less than $40.0 million in the aggregate;

(b)          the Company shall deliver each of the items set forth in Section 2.3(b) hereof;

(c)          the Common Stock shall have not been suspended from trading on NASDAQ; and

(d)          notice of the issuance of the Shares shall have been delivered to NASDAQ.

Section 2.2           Closing. The consummation of the purchase and sale of the Shares and other transactions contemplated hereby (the “Closing”) shall take place (and shall be deemed to occur) electronically at 10:00 AM, New York City time on the third (3rd) business day following the date of this Agreement, or at such other place and time as the parties may mutually agree; provided however that if the Closing does not occur prior to the close of business on March 3, 2017, this Agreement shall automatically terminate and be of no force and effect. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 2.3           Closing Deliveries.

(a)          Deliveries by the Purchaser. At the Closing, each Non-Avenir Purchaser shall deliver or cause to be delivered, and Avenir shall deliver on behalf of the Avenir Purchasers, to the Company the following items:

(i)          the Purchase Price by wire transfer of immediately available funds to an account previously designated in writing by the Company to the Purchasers, in full satisfaction of its respective payment of the Purchase Price pursuant to Section 2.1;

(ii)         a counterpart to the Registration Rights Agreement, executed on behalf of the Purchaser by a duly authorized signatory thereof; and

(iii)        such information as may be required by the Transfer Agent in respect to the Purchaser in order to provide for the issuance of the applicable Shares.

(b)          Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchasers the following items:

(i)          certificates evidencing the Shares or evidence from the Transfer Agent of the issuance of the respective Shares in such names as directed by the Purchasers or their respective representatives on behalf of the Purchasers (including, in the case of the Avenir Purchasers, by Avenir) by book entry on the stock ledger, as requested by the Purchasers, of the Company pursuant to Section 2.1;

(ii)         a good standing certificate of the Company from the Secretary of State of the State of Delaware dated not more than 7 days prior to the Closing Date;

(iii)        a certificate of an officer of the Company that the representations and warranties set forth in this Agreement are true and correct as of the date of the Closing;

(iv)        a certificate of the secretary or another authorized officer of the Company certifying that the Certificate of Incorporation, By-Laws and the resolutions of the Board approving this Agreement are in full force and effect and to the incumbency of the officers of the Company signing this Agreement; and

(v)         a counterpart to the Registration Rights Agreement, executed on behalf of the Company by a duly authorized signatory thereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers, as of the date of this Agreement (except to the extent made only as of a specified date, in which case as of such date), except as set forth in the SEC Documents filed before the date of this Agreement (other than disclosures in any “risk factors” or “forward looking statements” contained in the SEC Documents or any other disclosure in the SEC Documents that is predictive or forward looking in nature), that:

Section 3.1           Subsidiaries. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary of the Company, free and clear of all Liens, rights of first refusal, preemptive rights or other restrictions, and all of the issued and outstanding shares of capital stock or other equity interests of such Subsidiaries are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

Section 3.2           Organization and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted and as proposed to be conducted. Each of the Subsidiaries is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate or other entity power and authority to own its properties and to carry on its business as presently conducted and as proposed to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of its property or the nature of the activities presently conducted by it makes such qualification necessary, except where the failure to so qualify has not had and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.3           Authorization; Enforcement. The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and any other Related Agreement to which it is a party and the completion by the Company of the transactions contemplated hereby and thereby and for the due authorization, issuance, sale and delivery of the Shares. The Shares, when issued, sold, and delivered in accordance with the terms of this

Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than the transfer restrictions set forth in Section 4.5(b) of this Agreement and under applicable state and federal securities Laws. The issuance of the Shares does not require any further corporate action and is not subject to any preemptive right or rights of first refusal under the Certificate of Incorporation or any contract to which the Company is a party. This Agreement has been duly executed and delivered by the Company, and each Related Agreement to which the Company is a party, when executed and delivered by the Company, will be duly executed and delivered. Assuming due execution and delivery thereof by each of the other parties thereto, this Agreement is, and each Related Agreement to which the Company is a party, when executed by the Company will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4           No Conflict. The authorization, execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party, and the completion by the Company of the transactions contemplated hereby and thereby, including the issuance of the Shares, do not and will not: (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws or violate any provision of Law applicable to the Company or its Subsidiaries or any of their respective properties or assets; or (ii) with such exceptions as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, whether after the giving of notice or the lapse of time or both: (a) result in the creation of any Lien upon any asset of the Company or its Subsidiaries or the suspension, revocation, material impairment, forfeiture or nonrenewal of any franchise, permit, license or other right granted by a Governmental Entity to the Company or its Subsidiaries; or (b) violate any of the terms of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument (including any material contract of the Company of the type described in the first sentence of Section 3.13) to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or to which any of the properties or assets of the Company or any of its Subsidiaries is subject.

Section 3.5           Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Entity is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party, or in connection with the issuance of the Shares, except for: (i) those which have already been made or granted; (ii) the filing of a current report on Form 8-K with the SEC; (iii) filings with applicable state securities commissions; (iv) those which due to their requirements can be made or obtained following the Closing and which shall be so obtained; (v) post-Closing filings as may be required to be made with the SEC and with any state or foreign blue sky or securities regulatory authority; and (vi) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.6           Authorized and Outstanding Stock.

(a)          The authorized capital stock of the Company consists of 120,000,000 shares of the Common Stock and 20,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(b)          As of February 17, 2017, the issued and outstanding capital stock of the Company consists of 57,216,361 shares of the Common Stock. There are no outstanding shares of Preferred Stock. All of the issued and outstanding shares of capital stock of the Company are duly and validly authorized and are validly issued, fully paid and non-assessable. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of the Company are as set forth in the Certificate of Incorporation.

(c)          Except with respect to options or other equity awards pursuant to the Stock Plans: (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is no option, warrant, call, right, commitment or agreement of any character to which the Company is a party or by which the Company is bound or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; (iii) the Company has no obligation to pay any dividend or make any other distribution in respect of its capital stock; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company, except for this Agreement and the Company has not entered into any agreement with any Purchaser in connection with the offer or sale of the Common Stock other than this Agreement. No Person is entitled to any preemptive right or right of first refusal granted by the Company with respect to the issuance of any capital stock of the Company and the issuance of the Shares issuable hereunder will not trigger any anti-dilution or similar right that has not been properly waived.

Section 3.7           SEC Documents; Financial Information. The Company has timely filed all SEC Documents required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 2014. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (including all related notes and schedules, where applicable) (the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements filed on Form 10-Q, to notes and normal year-end audit adjustments and to any other adjustments described therein, as permitted by the SEC on Form 10-Q) in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q).

Section 3.8           Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest unaudited Financial Statements filed with the SEC until the date of this Agreement, except as specifically disclosed in a subsequent SEC Document (other than disclosures in any “risk factors” or “forward looking statements” contained therein or any other disclosure that is predictive or forward-looking in nature) filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that would be reasonably expected to have a Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries has incurred any liability (contingent or otherwise) other than liabilities (a) incurred in the ordinary course of business consistent with past practice, (b) reflected or reserved against in the most recent balance sheet included in the SEC Documents, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred pursuant to the transactions contemplated by this Agreement; and (iii) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreement to purchase or redeem any shares of its capital stock.

Section 3.9           Litigation. As of the date of this Agreement, there is no litigation, action, suit, investigation or governmental proceeding pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries or affecting any of the properties or assets of the Company or its Subsidiaries that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling or decision of any Governmental Entity that is expressly applicable to the Company or its Subsidiaries or any of the properties or assets of the Company and its Subsidiaries, except in each case as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.10         Compliance with Laws. The business of the Company and its Subsidiaries is not being conducted in violation of any Law, ordinance or regulation of any Governmental Entity, except for violations as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notification from any Governmental Entity (a) asserting a violation of any Law, statute, ordinance or regulation or the terms of any judgments, orders, decrees, injunctions or writs applicable to the conduct of its business, (b) threatening to revoke any license, franchise, permit or government authorization, or (c) restricting or in any way limiting its operations as currently conducted or proposed to be conducted, except in each case as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.11         Taxes. The Company and its Subsidiaries: (i) have filed all Tax returns required to be filed within the applicable periods for such filings (with due regard to any extension); (ii) have paid all Taxes and other governmental assessments required to be paid; and (iii) have reserved in the Financial Statements an amount adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except in the case of clauses (i) and (ii) with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP.

Section 3.12         Intellectual Property. All Intellectual Property Rights purported to be owned by the Company or its Subsidiaries or otherwise are owned free and clear by the Company or its Subsidiaries (as the case may be) by operation of Law or have been validly assigned to the Company or its Subsidiaries (as the case may be) other than those Intellectual Property Rights where the failure to own or assign such rights would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Intellectual Property Rights are sufficient in all material respects to carry on the business of the Company and its Subsidiaries as presently conducted and as proposed to be conducted and the Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of its material Intellectual Property Rights. To the knowledge of the Company, with such exceptions as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Intellectual Property Rights purported to be owned by the Company or its Subsidiaries do not infringe the intellectual property rights of any third party. Neither the Company nor any of its Subsidiaries has received any written notice or other written claim from any third party: (i) asserting that any of the Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries infringe any intellectual property rights of such third party; (ii) challenging the validity, effectiveness or ownership by the Company or any of its Subsidiaries of any of the Intellectual Property Rights; or (iii) asserting that the Company or any of its Subsidiaries is in material default with respect to any license granting Intellectual Property Rights to the Company or its Subsidiaries other than, in each such case, if the assertion, challenge or allegation in any such notice or claim were accurate or true, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company has no knowledge of any material infringement or improper use by any third party of any of the Intellectual Property Rights, other than any such infringement or improper use as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.13         Contracts and Commitments. All of the material contracts (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) of the Company or its Subsidiaries in effect on the date of this Agreement that are required to be described in the SEC Documents, or to be filed as exhibits thereto, have been so described or filed and are in full force and effect and, to the knowledge of the Company, upon completion of the transactions contemplated by this Agreement and the Related Agreements, will continue in full force and effect, without penalty or adverse consequence. Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any such contract, other than, in each such case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.14         Employee Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Company has described in, or filed as an exhibit to, the SEC Documents filed prior to the date of this Agreement all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, the SEC Documents: employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements (including all “employee pension benefit plans” as defined in Section 3(2) of ERISA, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements in effect of the Company and its Subsidiaries) (the “ERISA Documents”). Except for any compliance failures as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours; and (ii) each ERISA Document has been administered in compliance with its terms and all applicable requirements of ERISA. To the Company’s knowledge, none of the Company’s or its Subsidiaries’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with his or her employment obligations to the Company or its Subsidiaries or that would conflict with the Company’s and its Subsidiaries’ business as now conducted or proposed to be conducted, except for such contracts and other agreements, judgments, decrees and orders as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company is not a party to any collective bargaining agreement.

Section 3.15         Transactions with Affiliates. Except for compensation arrangements with respect to which all required disclosures have been made in the SEC Documents, since January 1, 2016, there have been no loans, leases or other agreements, understandings or continuing transactions between the Company or its Subsidiaries, on the one hand, and any officer or director of the Company or its Subsidiaries or any Person that the Company believes is the owner of five percent or more of the Common Stock then outstanding or any corporation, partnership, trust or other entity in which any such officer, director, or stockholder has a substantial interest or is an officer, director, trustee or partner, or any respective family member or Affiliate of such officer, director or stockholder, on the other hand.

Section 3.16         Insurance. Each of the Company and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are prudent and customary for the businesses in which the Company and its Subsidiaries are engaged. All such insurance is fully in force, except where the failure to be in full force has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has no reason to believe that it will not be able to renew or extend its existing insurance coverage as and when such coverage expires or will not be able to obtain similar coverage from similar insurers as may be necessary to continue its business without an increase in cost significantly greater than general increases in cost experienced for similar companies in similar industries with respect to similar coverage.

Section 3.17         Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 3.18         Margin Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Shares will be used in a manner as would cause the transactions contemplated hereby to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 3.19         NASDAQ. As of the date hereof, the Common Stock is listed on NASDAQ, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from NASDAQ. The sale and issuance of the Shares complies with all rules and regulations of NASDAQ and the listing of the Shares on NASDAQ is not subject to any approvals except such as have been obtained prior to Closing.

Section 3.20         Issuance Exempt. Assuming the truth and accuracy of the representations and warranties of the Purchasers contained in Article IV hereof, the offer, sale, and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws (or qualification requirements under blue sky Laws).

Section 3.21         No Integrated Offering. Assuming the truth and accuracy of the representations and warranties of the Purchasers contained in Article IV hereof, neither the Company, nor any of its Affiliates or any other Person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Shares nor have any of such Persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Shares under the Securities Act or cause this offering of Shares to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, any applicable NASDAQ stockholder approval requirements.

Section 3.22         Internal Accounting and Disclosure Controls.

(a)          The Company and its Subsidiaries maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) of the Exchange Act) that has been designed by, or under the supervision of, the Company’s principal executive and principal financial officers sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability for its assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Company’s internal controls.

(b)          (i) The Company and its Subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in the reports filed or to be filed or submitted under the Exchange Act is accumulated and communicated to management of the Company, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosures to be made, and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(c)          (i) The Company has not been advised of or become aware of (A) any significant deficiencies in the design or operation of internal controls that has not been adequately remediated or that could adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and its Subsidiaries; and (ii) since September 30, 2016 there has been no change in the Company’s internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s and its Subsidiaries’ internal controls over financial reporting.

Section 3.23         Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the SEC Documents and is not so disclosed, other than as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.24         Transfer Taxes. All stock transfer or other taxes (other than income or similar Taxes) which are required to be paid in connection with the transactions contemplated hereby have been fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

Section 3.25         Ownership of Property. Except as set forth in the SEC Documents, the Company has: (i) good and marketable fee simple title to its owned real property, if any, free and clear of all Liens, except for Liens that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (ii) except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, a valid leasehold interest in all leased real property, and each of such leases is valid and enforceable in accordance with its terms (subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy) and is in full force and effect, and (iii) good title to, or valid leasehold interests in, all of its other properties and assets, free and clear of all Liens, except for Liens that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.26         Finders or Brokers. Neither the Company nor any of its Affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission from the Purchasers or any of their Affiliates in connection with or upon consummation of the transactions contemplated hereby.

Section 3.27         Material Non-Public Information. To the extent the Company has provided any material non-public information to any Purchaser, it has provided such information to every Purchaser.

Section 3.28         No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Article III, with respect to the transactions contemplated by this Agreement, the Company (i) expressly disclaims any representations or warranties of any kind or nature, express or implied, including with respect to the condition, value or quality of the Company and its Subsidiaries or any of the assets or properties of the Company and its Subsidiaries, and (ii) specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to any of the assets or properties of the Company and its Subsidiaries. Notwithstanding the foregoing, in making the decision to invest in the Shares the Purchasers will rely, and the Company agrees that the Purchasers may rely, on the information (A) contained in the SEC Documents or (B) that has provided in writing to Purchasers by the Company or on behalf of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Non-Avenir Purchaser represents and warrants, severally and not jointly, to the Company and Avenir represents and warrants on behalf of the Avenir Purchasers to the Company as of the date of this Agreement that:

Section 4.1           Organization and Power. Such Non-Avenir Purchaser is or, in the case of Avenir, Avenir is and to Avenir’s knowledge each Avenir Purchaser is, if not a natural person, an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own its properties and to carry on its business as presently conducted.

Section 4.2           Authorization; Enforcement. Such Purchaser has, or in the case of Avenir each Avenir Purchaser has, all necessary power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and any other Related Agreement to which it is a party and the completion by the Purchaser of the transactions contemplated hereby and thereby. Avenir represents that it has all necessary power and authority for the due execution and delivery of this Agreement and any Related Agreement on behalf of the Avenir Purchasers. This Agreement has been duly executed and delivered by the Non-Avenir Purchaser, and in the case of Avenir by Avenir, and each Related Agreement to which the Purchaser is a party, when executed and delivered by the Purchaser, or in the case of Avenir by Avenir, will be duly executed and delivered. Assuming due execution and delivery thereof by each of the other parties thereto, this Agreement is, and each of the Related Agreement to which the Purchaser is a party, when executed by the Purchaser, will be a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3           No Conflict. The authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements to which it is a party, and the completion by the Purchaser of the transactions contemplated hereby and thereby do not and will not: (i) violate, conflict with or result in the breach of any provision of the organizational documents of the Purchaser; or (ii) with such exceptions that would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement and the Related Agreements to which it is a party, whether after the giving of notice or the lapse of time or both: (a) violate any provision of Law applicable to the Purchaser or its property or assets; or (b) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any material contract to which the Purchaser is a party, by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject.

Section 4.4           Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Entity is or will be required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements to which it is a party, except for: (i) those which have already been made or granted; (ii) those which may be made or obtained following the Closing; or (iii) as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on its ability to perform its obligations under this Agreement and the Related Agreements to which it is a party.

Section 4.5           Investment Representations.

(a)          Each Non-Avenir Purchaser represents and warrants that it is, and Avenir represents and warrants that each Avenir Purchaser is, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)          The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws. The Purchaser has been advised by the Company that the Shares have not been registered under the Securities Act, that the Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any U.S. federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement and the Related Agreements to which the Purchaser is a party. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c)          The Purchaser is purchasing the Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of U.S. federal or state securities laws.

(d)          The Purchaser confirms and agrees that (i) it has independently evaluated the merits of its decision to purchase the Shares, (ii) it has not relied on the advice of, or any representations by, Jefferies LLC, in its capacity as placement agent (“Jefferies”), or any affiliate thereof or any representative of Jefferies or its affiliates in making such decision, and (iii) neither Jefferies nor any of its representatives has any responsibility with respect to the completeness or accuracy of any information or materials furnished to such Purchaser in connection with the transactions contemplated hereby.

Section 4.6           Finders or Brokers. Neither the Purchaser nor any of its Affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission from the Company or any of its Affiliates in connection with or upon consummation of the transactions contemplated hereby.

Section 4.7           No Other Representations or Warranties. The Purchaser acknowledges that it (i) has received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it has desired or requested to review, (ii) has conducted an independent investigation of the Company and its Subsidiaries and the transactions contemplated by this Agreement and (iii) has had access to management of the Company to discuss and ask questions regarding the businesses and assets of the Company and its Subsidiaries.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.1           Regulatory.

(a)          For so long as a Purchaser or any of its Affiliates holds any portion of the Shares, the Company shall promptly, upon the request of such Purchaser, use its commercially reasonable efforts to cooperate with, and assist the Purchaser in any regulatory consent, filing, notification or clearance that the Purchaser, upon advice of counsel, determines is advisable as to or by reason of its ownership or holding of the Shares. Each party shall promptly furnish to the other party all necessary information and provide reasonable assistance as the other party may reasonably request in connection with this Section 5.1(a). Each party shall keep the other party apprised of the status of any communication with, and any inquiries or requests for additional information from, any Governmental Entity (or other Person regarding any of the transactions contemplated by this Agreement or the Related Agreements) with respect to this Section 5.1(a) and shall use its respective commercially reasonable efforts to comply promptly with any such inquiry or request (and, unless otherwise prohibited by law, provide copies of any such communications that are in writing).

(b)          All fees, costs and expenses incurred in connection with Section 5.1(a) above shall be paid by the party incurring such costs or expenses.

Section 5.2           Use of Proceeds. The Company covenants and agrees, and the Purchasers acknowledge, that the proceeds of the Shares shall be used by the Company for (i) the payment of the fees and expenses of the transactions contemplated by this Agreement and (ii) the repayment of indebtedness and other obligations under or with respect to the Existing Credit Agreement.

Section 5.3           Purchaser Transaction Expenses. The Company shall reimburse the Purchasers (and shall be responsible for discharging) all reasonable and invoiced out-of-pocket fees, costs and expenses incurred by the Purchasers up to the Transaction Expenses Cap, including the fees and expenses of attorneys, accountants and other outside professionals and consultants engaged by the Purchasers and/or their Affiliates, in connection with the preparation, negotiation and execution of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including any preliminary discussions or undertakings with respect to such transactions.

Section 5.4           Placement Agent’s Fees. The Company acknowledges that it has engaged Jefferies in its capacity as placement agent in connection with the sale of the Shares. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions, in each case payable to third parties retained by the Company, relating to or arising out of the transactions contemplated by this Agreement.

Section 5.5           Further Assurances. Subject to Section 6.10 hereof, after the Closing, and for no further consideration, each of the parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be requested to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements.

Section 5.6           Lock-up. For a period commencing on the date hereof and ending on the 90th day after the date hereof, the Company agrees not to, directly or indirectly, other than with respect to the Shares, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than the Common Stock issued pursuant to the Stock Plans or any other employee benefit plans, qualified stock option plans or other employee or director compensation plans or programs existing on the date hereof or pursuant to currently outstanding options, warrants or rights), or sell or grant options, rights or warrants with respect to any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than the grant of options pursuant to the Stock Plans or any other option or equity compensation plans existing on the date hereof), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of Common Stock or securities convertible, exercisable or exchangeable into Common Stock or any other securities of the Company (other than with respect to any registration statement filed in connection with any amendment to the Company’s registration statement on Form S-3 dated November 23, 2016) or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of a majority in interest of the Purchasers.

Section 5.7           Press Release. The Company and the Purchasers agree to issue a joint press release announcing this Agreement, which press release will contain all material, non-public information disclosed by the Company to the Purchasers. The Company shall issue the press release prior to 9:30 AM, New York City time on the date of this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1           Execution and Counterparts. This Agreement may be executed in multiple counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 6.2           Intentionally Omitted.

Section 6.3           Governing Law. This Agreement is to be construed in accordance with and governed by the internal Laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and each party agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

Section 6.4           Waiver of Jury Trial. Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Related Agreements or any transaction contemplated hereby or thereby. Each party (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto and thereto have been induced to enter into this Agreement and the Related Agreements by, among other things, the mutual waivers and certifications in this Section 6.4.

Section 6.5           Entire Agreement; No Third Party Beneficiary. This Agreement and the Related Agreements contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement and the Related Agreements. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto; provided, that Jefferies is an intended third party beneficiary of this Agreement as set forth in Section 6.6.

Section 6.6           Reliance by and Exculpation of Jefferies as Placement Agent

(a)          Each Purchaser agrees and acknowledges that (i) Jefferies, its affiliates and its representatives have not made, and will not make any representations or warranties with respect to the Company or the offer and sale of the Shares, and such Purchaser will not rely on any statements made by Jefferies, orally or in writing, to the contrary, (ii) such Purchaser will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Shares, (iii) such Purchaser will be purchasing Shares based on the results of its own due diligence investigation of the Company, (iv) such Purchaser has negotiated the offer and sale of the Shares directly with the Company, and Jefferies will not be responsible for the ultimate success of any such investment and (v) the decision to invest in the Company will involve a significant degree of risk, including a risk of total loss of such investment. Each Purchaser further represents and warrants to Jefferies that it, including any fund or funds that it manages or advises that participates in the offer and sale of the Shares, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by this Agreement. In light of the foregoing, to the fullest extent permitted by law, the Company releases Jefferies, its employees, officers, representatives and affiliates from any liability with respect to such Purchaser’s participation in the offer and sale of the Shares including, but not limited to, any improper payment made in accordance with the information provided by the Company, except to the extent such liability arises out of or is based on any action of or failure to act by Jefferies that is determined, by a final, non-appealable judgment by a court, to have resulted primarily and directly from Jefferies’ gross negligence, willful misconduct or bad faith. This Section 6.6 shall survive any termination of this Agreement.

(b)          The Company agrees and acknowledges that Jefferies may rely on its representations, warranties, agreements and covenants contained in this Agreement and each Purchaser agrees that Jefferies may rely on such Purchaser’s representations and warranties contained in this Agreement as if such representations, warranties, agreements and covenants, as applicable, were made directly to Jefferies.

(c)          The Company agrees for the express benefit of Jefferies, that: (1) neither Jefferies, nor any of its affiliates or any of its representatives has any duties or obligations other than those specifically set forth herein or in the engagement letter, dated as of January 10, 2017, between the Company and Jefferies (the “Engagement Letter”); and (2) Jefferies, its affiliates and its representatives shall be entitled to be indemnified by the Company for acting as placement agent hereunder pursuant to the indemnification provisions set forth in the Engagement Letter.

(d)          The Company agrees and acknowledges that the consummation by Jefferies, as placement agent, of its obligations set forth in the Engagement Letter, are subject to the condition that, at Closing, Jenner & Block LLP, counsel to the Company, shall have provided Jefferies with a legal opinion in form and substance reasonably satisfactory to Jefferies.

Section 6.7           Notices. All notices and other communications hereunder shall be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or electronic mail or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or electronic mail address set forth below or such other address or electronic mail address as such party may hereafter specify by notice to the other parties given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by electronic mail, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to the Company, to:

Internap Corporation
1 Enterprise Ave. N.
Secaucus, NJ 07094

Attention:	Richard P. Diegnan
Email:	rdiegnan@inap.com

with a copy to (which shall not constitute notice):

Jenner & Block LLP
353 North Clark Street
Chicago, IL 60654

Attention:	Thomas A. Monson
Email:	tmonson@jenner.com

If to any Purchaser, to the address set forth for such Purchaser on its signature page hereto.

Section 6.8           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and no other Person shall have any right or obligation hereunder. Neither party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that the rights and obligations hereunder may be assigned by any Purchaser to a controlled Affiliate of such Purchaser or any transferee of Shares of a Purchaser (provided that any such transfer complies with the restrictions on transfer set forth in Section 4.5 hereof); provided, that, in such event, such Purchaser shall remain responsible for all obligations of such Purchaser under this Agreement following the Closing. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 6.9           Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 6.10         Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party; provided that if any such instrument shall be signed by less than all Purchasers (or their respective successors or assigns), such modification or amendment shall be effective only against Purchasers (or their successors or assigns) signing the instrument. Any party may, only by an instrument in writing, waive compliance by any other party with any term or provision hereof on the part of such other party to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 6.11         Interpretation; Absence of Presumption.

(a)          For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b)          With regard to each and every term and condition of this Agreement, the Related Agreements and any agreement or instrument subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

(c)          The Company agrees that the parties have negotiated in good faith and at arms’ length concerning the transactions contemplated herein, and that the Purchaser would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and in the Related Agreements.

Section 6.12         Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties shall attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 6.13         Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or the Related Agreements, in addition to any other remedy to which each party is entitled at law or in equity. Each of the parties further hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 6.14         Remedies; Survival of Representations and Warranties. Any and all remedies set forth in this Agreement or the Related Agreements: (i) shall be in addition to any and all other remedies the Purchasers or the Company may have at law or in equity; (ii) shall be cumulative; and (iii) may be pursued successively or concurrently as the Purchasers and the Company may elect. The exercise of any remedy by the Purchasers or the Company shall not be deemed an election of remedies or preclude the Purchasers, on the one hand, or the Company, on the other hand, from exercising any other remedy in the future. The representations and warranties of the parties herein shall terminate as of, and shall not survive, or be of any further force or effect following, the Closing, except that the representations and warranties set forth in Article III and Section 4.6 shall survive the Closing until the expiration of the statute of limitations therefore, and, with respect to such representations and warranties that survive the Closing, the parties shall be entitled to any right or remedy available to them relating to, or as a result of, any breach of such representations and warranties, provided that no Purchaser shall be entitled to damages, in the aggregate, from the Company that are in excess of the respective portion of the Purchase Price paid by such Purchaser. Under no circumstance shall any party be entitled to exemplary or punitive damages or lost profits. The covenants set forth in this Agreement shall survive in accordance with their terms and until fully performed at which time they shall terminate.

[Signature Page Follows]

The parties have executed this Securities Purchase Agreement as of the date first written above.

INTERNAP CORPORATION

By:	/s/ Peter D. Aquino
Name:	Peter D. Aquino
Title:	President & Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

PURCHASER:

THE GABELLI SMALL CAP GROWTH FUND

By:	/s/ David Goldman
Name:	David Goldman
Title:	Gabelli Funds, LLC

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

Avenir Corporation, on behalf of certain advisory accounts

By:	/s/ Peter C. Keefe
Name:	Peter C. Keefe
Title:	Executive Chairman

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

Park West Investors Master Fund, Limited

By: Park West Asset Management LLC
Its: Investment Manager

By:	/s/ Grace Jimenez
Name:	Grace Jimenez
Title:	Chief Financial Officer

Address:
Park West Asset Management LLC
900 Larkspur Landing Circle, Suite 165
Larkspur, CA 94939
Phone: (415) 524-2900

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

Park West Partners International, Limited

By: Park West Asset Management LLC
Its: Investment Manager

By:	/s/ Grace Jimenez
Name:	Grace Jimenez
Title:	Chief Financial Officer

Address:
Park West Asset Management LLC
900 Larkspur Landing Circle, Suite 165
Larkspur, CA 94939
Phone: (415) 524-2900

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

Nineteen77 Global Multi-Strategy Alpha (Levered) Master Limited

By: UBS O’Connor LLC, as investment advisor

By:	/s/ Andrew Hollenbeck / Nicholas Vagra
Name:	Andrew Hollenbeck / Nicholas Vagra
Title:	Manager, General Counsel / Manager, Chief Operating Officer

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

O’Connor Global Multi-Strategy Alpha Master Limited

By: UBS O’Connor LLC, as investment advisor

By:	/s/ Andrew Hollenbeck / Nicholas Vagra
Name:	Andrew Hollenbeck / Nicholas Vagra
Title:	Manager, General Counsel / Manager, Chief Operating Officer

[Signature Page to Securities Purchase Agreement]

SCHEDULE 1

List of Purchasers

Purchaser	Number of Shares	Purchase Price
Avenir Corporation	4,990,697	$9,033,161.57
The Gabelli Small Cap Growth Fund	5,524,861	$9,999,998.41
Nineteen77 Global Multi-Strategy Alpha (Levered) Master Limited O’Connor Global Multi-Strategy Alpha Master Limited	5,000,000	$9,050,000.00
Park West Partners International, Limited Park West Investors Master Fund, Limited	8,287,292	$14,999,998.52
Total	23,802,850	$43,083,158.50